EXHIBIT 99.2

                       REPLACEMENT STOCK OPTION AGREEMENT

                               CELGENE CORPORATION
                                OPTION AGREEMENT
                                 PURSUANT TO THE
                          REPLACEMENT STOCK OPTION PLAN


                  AGREEMENT, dated February __, 1998 by and between Celgene Corporation (the "Company") and ___________ (the "Participant").

                              Preliminary Statement

                  The Cambrex Employee Incentive Committee of the Board of Directors of the Company (the "Committee"), pursuant to the Company's Replacement Stock Option Plan, annexed hereto as Exhibit A (the "Plan"), has authorized the granting to the Participant, as a Cambrex Employee (as defined in the Plan), of a stock option (the "Option") to purchase the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), set forth below. The parties hereto desire to enter into this Agreement in order to set forth the terms of the Option.

                  Accordingly, the parties hereto agree as follows:

                  1. Grant of Option. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Participant is hereby granted the Option to purchase from the Company up to ____ Shares (as defined in the Plan), at a price per Share of $_____. Notwithstanding the foregoing, all references to Shares shall mean shares of the Company's Common Stock, par value $.01 per share.

                  2. Vesting. The Option is exercisable in four installments as provided below, which shall be cumulative. To the extent that the Option has become exercisable with respect to a number of shares as provided below, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The following table indicates each date (the "Vesting Date") upon which the Participant shall be entitled to exercise the Option with respect to the number of Shares indicated beside that date:


                 Vesting Date                       Percentage of Shares

                 February __, 1998                           25%
                 February __, 1999                           25%
                 February __, 2000                           25%
                 February __, 2001                           25%

                  3. Termination. Unless terminated as provided below or otherwise pursuant to the Plan, the Option shall expire on the tenth anniversary of this Agreement, or earlier as provided


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in the Plan; whether on the 30th day following termination of the Participant's employment with Cambrex corporation or otherwise.

                  4. Restriction on Transfer of Option. The Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution and during the lifetime of the Participant may be exercised only by the Participant or the Participant's guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.

                  5. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares covered by the Option until the Participant shall have become the holder of record of the Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan.

                  6. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. The annexed copy of the Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

                  7. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, when dispatched by Telegram or one business day after having been dispatched by a nationally recognized courier service or three business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address set forth below:

                  If to the Company, to:

                           Celgene Corporation
                           7 Powder Horn Drive
                           Warren, New Jersey 07059
                           Attention:  Chief Financial Officer

                  If to the Participant, to:

       the address indicated on the signature page at the end of this Agreement.



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                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                               CELGENE CORPORATION


                               By: ______________________________
                                        Authorized Officer

                               __________________________________
                               Name:
                               Address:

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